                                                                    Exhibit 99.1


                      The MONY Group Inc.      News Release
                      1740 Broadway            MEDIA CONTACTS:
[LOGO OF MONY]        New York, NY 10019       Doug Myers  212 708 2472
                      212 708 2472             Christopher Breslin  212 708 2435
                      212 708 2399 Fax         INVESTOR CONTACT:
                                               Jay Davis  212 708 2917

                     The MONY Group Reports $0.43 Per Share
                   In Operating Income for the Second Quarter

            Company Provides Guidance for Remainder of 2001 and 2002

NEW YORK (August 7, 2001) - The MONY Group Inc. (NYSE: MNY) today reported operating income excluding venture capital for the second quarter of 2001 of $17.6 million or $0.35 per share. Including a $4.1 million or $0.08 per share after tax gain from the company's venture capital portfolio, second quarter operating income was $21.7 million or $0.43 per share.

For the comparable 2000 period, operating income excluding venture capital was $24.7 million or $0.52 per share. Including $26.3 million or $0.55 per share in income from the company's venture capital portfolio, operating income was $51.0 million or $1.07 per share.

Net income for the quarter ended June 30, 2001 was $22.3 million or $0.44 per share. Net income was $48.1 million or $1.01 per share for the quarter ended June 30, 2000, and included $2.9 million or $0.06 per share of net realized losses on investments after tax.

For the second quarter, MONY had approximately 51 million weighted-average shares outstanding, representing a 3.4 million increase from the prior year period primarily due to the company's acquisition of Advest.

"Market conditions and an uncertain economic environment continued to affect the demand for our equity-based products and services and consequently, our earnings," said Michael I. Roth, chairman and CEO, The MONY Group Inc.

"As we announced in May, we are acting on a number of initiatives to help reposition our businesses and reduce expenses by $35 million," said Mr. Roth. "For example, Advest, our main retail brokerage subsidiary, announced a plan during the quarter to outsource its back-office processing operations, which will result in cost savings of $12 million."

"In addition, we are implementing plans for other businesses that will leverage the distribution and manufacturing capacity of our entire organization," continued Mr. Roth. "We will improve operating efficiencies and increase profitability by refocusing our career network and allocating resources and capital to higher-performing businesses."

The company's 2001 operating income is expected to be approximately $1.30 per share, including venture capital income of $0.15 per share and excluding an expected restructuring charge of at least $50 million related to the company's $35 million expense savings initiative. The company currently has approximately $10 million of pretax gains related to its equity partnership investments that may be realized in the future but are subject to market fluctuations.

For 2002, MONY expects operating income to increase approximately 30 percent to $1.50 per share. In addition to reflecting improvements in the company's operating efficiencies and goodwill amortization, this estimate assumes a modest appreciation in the equity markets and excludes any operating income from the company's venture capital portfolio.

First-Half Results
------------------

Operating income excluding venture capital was $32.4 million or $0.64 per share for the six months ended June 30, 2001. Including a $1 million or $0.02 per share after tax gain from the company's venture capital portfolio, operating income for the six months ended June 30, 2001 was $33.4 million or $0.66 per share. For the six month period ended June 30, 2000, operating income excluding venture capital was $47.7 million or $1.00 per share. Including $127.5 million or $2.68 per share after tax gain from the company's equity partnership portfolio, operating income for the six month period ended June 30, 2000 was $175.2 million or $3.68 per share.

Net income for the six months ended June 30, 2001 was $35.6 million or $0.70 per share compared with $149.3 million or $3.14 per share for the comparable period in 2000.

An earnings summary is as follows:
($ million except share data and per share amount)


                                                Three Months          Three Months          Six Months            Six Months
                                               Ended June 30,         Ended June 30,        Ended June 30,       Ended June 30,
                                                   2001                   2000                  2001                 2000
Operating Income excluding
 Venture Capital                               $     17.6            $     24.7           $     32.4            $     47.7
Venture Capital Income                                4.1                  26.3                  1.0                 127.5
                                               ----------            ----------           ----------            ----------
Operating Income                                     21.7                  51.0                 33.4                 175.2
Realized gains/(losses)from
 Investments                                          0.6                  (2.9)                 2.2                  10.8
 Extraordinary Item - Net                               -                     -                    -                 (36.7)
                                               ----------            ----------           ----------            ----------
Net Income                                     $     22.3            $     48.1           $     35.6            $    149.3
                                               ==========            ==========           ==========            ==========
Diluted Per Share Amounts:
Operating Income Before Venture
 Capital                                       $     0.35            $     0.52           $     0.64            $     1.00
Venture Capital Income                               0.08                  0.55                 0.02                  2.68
                                               ----------            ----------           ----------            ----------
Operating Income                                     0.43                  1.07                 0.66                  3.68
Realized gains/(losses) from
 investments                                         0.01                 (0.06)                0.04                  0.23
 Extraordinary - Net                                    -                     -                    -                 (0.77)
                                               ----------            ----------           ----------            ----------
Net Income                                     $     0.44            $     1.01           $     0.70            $     3.14
                                               ==========            ==========           ==========            ==========

Share Data:
Weighted-average shares outstanding            49,363,512            46,528,902           49,044,496            46,812,447
Plus:  Incremental shares from
 assumed conversion of dilutive
 securities                                     1,549,587             1,020,958            1,580,133               783,395
                                               ----------            ----------           ----------            ----------
Weighted-average shares used in
 diluted per-share calculations                50,913,099            47,549,860           50,624,629            47,595,842
                                               ==========            ==========           ==========            ==========

Second quarter highlights include:

 .    As of June 30, 2001, book value was $42.55 per share (excluding accumulated comprehensive income).

 .    As part of the company's continuing efforts to build shareholder value,
     MONY's Board of Directors approved a plan to repurchase up to an additional 5 percent or approximately 2.5 million of the outstanding common shares of the company. As of August 3, the company had repurchased approximately 92 percent of the 2.4 million shares authorized through the company's first stock repurchase program at an average share price of $33.

 .    The company's equity partnerships generated $6.3 million of pre-tax operating income ($4.1 million or $0.08 per share after tax) in the second quarter of 2001 and $1.5 million of pre-tax operating income ($1 million or $0.02 per share after tax) in the first half of 2001.

 .    In a move to enhance the service capabilities provided by its financial advisors, Advest, a subsidiary of The MONY Group, announced its plan to outsource a majority of its brokerage processing operations. These efforts will result in annualized savings of approximately $12 million beginning in 2002 and are part of initiatives announced by MONY on May 8 to create annualized savings of $35 million.

 .    Despite volatile market conditions, The Enterprise Group of Funds, MONY's mutual fund family, had net inflows of $53 million during the quarter and $121 million during the first half of the year.

 .    In order to take advantage of market opportunities and continue to provide retail investors with access to institutional advisors, The Enterprise Group of Funds announced three new funds during the quarter. Enterprise launched the New Enterprise Deep Value Fund subadvised by Wellington Management. Enterprise also announced the registration of two new funds that will be launched at the end of August: Enterprise Strategic Allocation Fund, managed by Brinson Advisors, a member of UBS Asset Management, and the Enterprise Total Return Fund to be managed by PIMCO.

 .    Enterprise launched a Dublin-based mutual fund company, Enterprise Global
     Funds plc, that will initially offer eight mutual funds to investors in Europe, South America and Asia. These funds will be managed by leading institutional investment money managers.

 .    During the quarter, MONY Life Insurance Company of America, a subsidiary of
     The MONY Group, introduced a new, competitively priced custom universal life (UL) insurance product. A non-variable product, it expands the company's portfolio of protection products.

Business Segments

Protection Segment
------------------
Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, last survivor variable universal, and group universal life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations.

Total new annualized and single life insurance premiums for the second quarter of 2001 were $47.8 million, compared with $56.8 million during the second quarter of 2000. Recurring premium sales, which represent revenue from policies that can produce renewable business, increased to $28.4 million during the quarter, compared to $23.8 million for the second quarter of 2000.

U.S. Financial Life Insurance Company (USFL) sales were $12.7 million for the second quarter, compared to $11.2 million during the comparable 2000 period due to an increase in universal life sales.

New life insurance premiums (first-year and single premiums) sold through the career network remained steady for the quarter at $21.2 million compared to $23 million for the comparable period. New life insurance premiums increased 24 percent from the first quarter of 2001 compared to a 14 percent increase during the same period last year.

Sales of COLI and BOLI were $13 million, compared with $21 million during the second quarter of 2000. The decrease in sales reflects an increase in competition in the marketplace. In addition, corporate sales are large-premium cases, which typically generate revenues that can fluctuate considerably from quarter-to-quarter.

During the quarter, MONY Independent Network (MIN) increased the size of its network to a total of 88 brokerage general agencies and broker/dealers selling MONY life insurance products. Through these agreements, MONY now has access to 190 locations, representing approximately 15,000 active producers.

Accumulation Segment
--------------------
The MONY Group provides variable annuities and proprietary retail mutual funds through its career network, member companies and third-party broker-dealers.

Due to appreciation in the equity markets, accumulation assets under management rose 4.5 percent to $9.3 billion as of June 30, 2001 from $8.9 billion as of March 31, 2001. Assets under management are still below $9.9 billion as of December 31, 2000 and $10.6 billion as of June 30, 2000.

New accumulation assets raised in the 2001 second quarter were up 5 percent from the first quarter of 2001 to $458 million. Second quarter 2000 sales were $599 million.

The Enterprise Group of Funds had second quarter sales of $356 million, $256 million of which were sold by third-party broker-dealers and $100 million were sold through The MONY Group's career network. Comparably, second quarter 2000 sales for Enterprise were $483 million, $314 million of which were from third-party broker dealers and $169 million from the career network.

The company's mutual fund business continued to experience net inflows during the period. Net inflows were $53 million and $121 million for the quarter and first half of the year, respectively.

Annuity sales were $102 million during the second quarter of 2001 compared to $116 million during the second quarter of 2000.

Retail Brokerage & Investment Banking
-------------------------------------
The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services to high-net worth individuals and small to mid-size business owner clients through MONY's Advest, Matrix Capital Markets and MONY Securities Corp. subsidiaries. The Retail Brokerage and Investment Banking segment, formed during the first quarter of 2001, had revenues of $99.8 million for the quarter.

Reflecting the trends in the industry, market volatility and a decrease in trading volume adversely affected revenue at Advest and MONY Securities Corporation.

Advest revenues were $87.5 million for the second quarter of 2001, compared to $98.4 million for the second quarter of 2000.

Revenues from Advest's private client group were $46 million for the quarter ended June 30, compared to $56.3 million for the same period in 2000. Advest's private client group includes the retail sale of equities, asset management products, fixed income products and annuities to individual investors through Advest financial advisors.

For the quarter ended June 30, 2001, MONY Securities Corp., a registered securities broker-dealer for MONY's career network, posted revenues of $12.1 million, compared with $16 million during the comparable 2000 quarter.

Business Focus
--------------
"While we are operating in a difficult environment, we are working hard to reposition our business and to continue to deploy capital effectively," commented Mr. Roth. "Our efforts will result in lowered costs and higher profitability. In the end, our businesses will improve operating efficiencies, more effectively leverage technology and be more aligned with our target markets. At the corporate level, we will be able to more effectively allocate resources to take advantage of future growth opportunities within our different businesses."

Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2001 and 2002, and the expected savings. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, movements in the equity markets could affect investment results, the fees earned from assets under management and the demand for variable products; actual death claims experience could differ from our mortality assumptions, and MONY may realize savings that are more or less than expected, as the company's action plans are finalized. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.
The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.

Note: The MONY Group Inc. will host a conference call to discuss 2Q 2001 financial results at 9:00 am on Tuesday, August 7, 2001. The call can be heard via the Investor Relations link at www.mony.com.
                                   ------------

                       SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-month and six-month periods ended June 30, 2001 and 2000.

Exhibit II presents certain summary consolidated balance sheet data as of June 30, 2001.

Exhibit III presents information regarding new business generated by the Company for the three-month and six-month periods ended June 30, 2001 and 2000.

Exhibit I

                      THE MONY GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per                   Three Months Ended             Six Months Ended
share amounts)                                                   June 30,                      June 30,
                                                          2001             2000             2001        2000
Revenues:

Premiums                                           $      173.4     $      176.5     $     338.5     $    341.5
Universal life and investment-type product
  policy fees                                              52.3             55.9           102.0          105.8
Net investment income                                     189.5            229.5           373.2          581.3
Net realized gains (losses) on investments                  3.0             (8.9)            5.5            9.7
Group Pension Profits                                       9.3              8.1            19.2           18.2
Retail brokerage and investment banking                    99.8             16.0           170.9           34.4
Other income                                               41.7             46.1            72.0           87.3
                                                   -------------    -------------    ------------    -----------
                                                          569.0            523.2         1,081.3        1,178.2
Benefits and Expenses:
Benefits to policyholders                                 194.5            202.4           392.2          383.1
Interest credited to policyholders' account
balances                                                   27.0             25.8            55.3           54.2
Amortization of deferred policy acquisition
costs                                                      28.3             37.2            65.5           74.7
Dividends to policyholders                                 60.6             52.7           115.2          109.9
Other operating costs and expenses                        226.8            133.6           401.0          272.6
                                                   -------------    -------------    ------------    -----------
                                                          537.2            451.7         1,029.2          894.5
Income before income taxes and extraordinary
item                                                       31.8             71.5            52.1          283.7
Income tax expense                                          9.5             23.4            16.5           97.7
                                                   -------------    -------------    ------------    -----------
Income before extraordinary item                           22.3             48.1            35.6          186.0
Extraordinary item, net                                       -                -                          (36.7)
                                                    ------------     ------------     -----------     ----------
Net income                                         $       22.3     $       48.1     $      35.6     $    149.3
                                                    ============     ============     ===========     ==========

Operating Income:

Net income                                         $       22.3     $       48.1     $      35.6     $    149.3
Less:
  Net realized gains (losses) on investments
  (after tax) excluding closed block                        0.6             (2.9)            2.2           10.8
  Extraordinary items                                         -                -               -          (36.7)
                                                   -------------    -------------    ------------    -----------

Operating income                                   $       21.7     $       51.0     $      33.4     $    175.2
                                                   =============    =============    ============    ===========


Per Share Amounts (diluted):
Diluted Operating Income                           $       0.43     $       1.07     $      0.66     $     3.68
Diluted Net Income Before Extraordinary Item       $       0.44     $       1.01     $      0.70     $     3.91
Diluted Net Income                                 $       0.44     $       1.01     $      0.70     $     3.14

Share Data:

Weighted-average Shares Outstanding                  49,363,512       46,528,902      49,044,496     46,812,447
Plus:  Incremental Shares from Assumed
  Conversion of Diluted Securities                    1,549,587        1,020,958       1,580,133        783,395
                                                   -------------    -------------    ------------    -----------
Weighted-average Shares Used in Diluted
  Per Share Calculations                             50,913,099       47,549,860      50,624,629     47,595,842
                                                   =============    =============    ============    ===========

Exhibit II

                     SUMMARY CONSOLIDATED BALANCE SHEET DATA

Consolidated Balance Sheet Data:                                  As of June 30,
($ in millions, except per share amounts)                              2001

Invested assets (including cash and cash equivalents)            $     11,639.0
Assets transferred in Group Pension Transaction                         4,824.9
Separate account assets                                                 5,448.0
Other assets                                                            4,172.9
                                                                 ---------------
     Total assets                                                $     26,084.8
                                                                 ===============

Policyholders' liabilities                                       $     10,339.6
Liabilities transferred in Group Pension Transaction                    4,790.4
Separate account liabilities                                            5,445.3
Short-term debt                                                           399.7
Long-term debt                                                            585.3
Other liabilities                                                       2,339.8
                                                                 ---------------
     Total liabilities                                           $     23,900.1

Equity                                                                  2,175.8
Accumulated comprehensive income                                            8.9
                                                                 ---------------
     Total shareholders' equity                                         2,184.7

     Total liabilities and shareholders' equity                  $     26,084.8
                                                                 ===============

Per share amounts:
Diluted book value per share                                     $        42.72
                                                                 ===============
Diluted book value per share (Ex. Accumulated
Comprehensive income)                                            $        42.55
                                                                 ===============

Exhibit III

                               SEGMENT INFORMATION

The following chart presents MONY's protection and accumulation sales for the quarter as well as revenue generated from the company's retail brokerage and investment banking segment.

------------------------------------- ---------------- ----------------- ---------------- -----------------
                                        Three-Month      Three-Month          Six-              Six-
                                       Period Ended      Period Ended     Month Period      Month Period
                                          6/30/01          6/30/00        Ended 6/30/01    Ended 6/30/00
------------------------------------- ---------------- ----------------- ---------------- -----------------
New Business ($ millions)
------------------------------------- ---------------- ----------------- ---------------- -----------------
Protection Products
------------------------------------- ---------------- ----------------- ---------------- -----------------
Career Agency System                            $21.2             $23.0            $38.3             $43.2
------------------------------------- ---------------- ----------------- ---------------- -----------------
U.S. Financial Life Insurance                    12.7              11.2             22.5              20.1
Company
------------------------------------- ---------------- ----------------- ---------------- -----------------
Complementary Distribution*                      13.9              22.6             36.3              46.2
                                                 ----              ----             ----              ----
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total New Life Insurance Premiums               $47.8             $56.8            $97.1            $109.5
                                                =====             =====            =====            ======
------------------------------------- ---------------- ----------------- ---------------- -----------------
Accumulation Products
------------------------------------- ---------------- ----------------- ---------------- -----------------
Career Agency System - Variable                  $102              $116             $174              $232
Annuities
------------------------------------- ---------------- ----------------- ---------------- -----------------
Career Agency System - Mutual Funds               100               169              216               381
------------------------------------- ---------------- ----------------- ---------------- -----------------
Third Party Distribution - Mutual                 256               314              505               863
                                                  ---               ---              ---               ---
Funds
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total Accumulation                               $458              $599             $895            $1,476
                                                 ====              ====             ====            ======
------------------------------------- ---------------- ----------------- ---------------- -----------------
Revenues ($ millions)
------------------------------------- ---------------- ----------------- ---------------- -----------------
Retail Brokerage & Investment
Banking
------------------------------------- ---------------- ----------------- ---------------- -----------------
Advest                                          $87.5             $98.4**         $145.9            $173.3**
------------------------------------- ---------------- ----------------- ---------------- -----------------
MONY Securities Corp.                            12.1              16.0             23.1              34.4
------------------------------------- ---------------- ----------------- ---------------- -----------------
Matrix Capital Markets                            0.2               1.4***           1.9               2.8***
                                                  ---               ---              ===              ----
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total Revenue                                   $99.8            $115.8           $170.9            $210.5
                                                =====            ======           ======            ======
------------------------------------- ---------------- ----------------- ---------------- -----------------

*    primarily corporate life insurance
** for 5 month period, February - June; prior year is proforma for comparison purposes
***  proforma for comparison purposes